TRAVELERS CORPORATE OWNED VARIABLE UNIVERSAL LIFE INSURANCE
                         ILLUSTRATION SAMPLE CALCULATION


ILLUSTRATED INSURED
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Unisex, Age 46, NS, Guaranteed Issue
Initial Total Death Benefit: $453,230
Initial Base Death Benefit: $181,292
Initial Term Death Benefit: $271,938
$26,000.00 paid annually for 7 years on the policy anniversary.
Hypothetical Gross Annual Investment Return: 12.00%
Current Cost of Insurance Rates

CONTRACT VALUE
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Contract Value = (Beginning Contract Value + Net Premium - Monthly Deduction) x (Net Investment Factor)

DERIVATION OF NET RATE OF RETURN FROM GROSS RATE OF RETURN IN POLICY YEAR 5
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Net Rate of Return = 10.31% = 12.00% - 0.25% - 1.44%

Mortality and Expense Risk Charge = 0.25% in policy year 5

Assumed Asset Charges = 1.44%

Asset charges reflected in the illustrations assume that contract value is allocated equally among all investment options and is an arithmetic average of investment advisory fees and other expenses charged by each of the available funds during the most recent calendar year. The assumed asset charges used do not reflect any expense reimbursement or fee waiver arrangements that may be in effect, as shown in the policy prospectus summary.

DERIVATION OF NET PREMIUM FROM GROSS PREMIUM
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Net Premium = Gross Premium - Sales Expense Charge

For Policy Year 5:

Sales Expense Charge = 7.00% of the lesser of Paid Premium or Target Premium, plus 0.00% of the excess, if any, of Paid Premium over Target Premium.

The Sales Expense Charges include a State Premium Tax Charge of 2.25% of premium up to target and a Federal Deferred Acquisition Cost Charge of 1.25% of premium up to target.

Target Premium = (Initial Base Death Benefit) x Target Premium Rate Per 1,000 Target Premium = (Initial Base Death Benefit) x 0.05736606
= 181,292 x (0.05736606) = $10,400.01

Sales Expense Charge = 7.00% x (10,400.01) + 0.00% x maximum [0; (26,000.00 -
10,400.01) ]= $728.00

Net Premium = $26,000.00 - $728.00 = $25,272.00

HOW THE PERIODIC DEDUCTION FOR COST OF INSURANCE AND OTHER MONTHLY DEDUCTIONS ARE MADE
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For Policy Year 5, Month 1:

Monthly Deduction = Policy Administrative Expense Charge + COI Deduction

           TRAVELERS CORPORATE OWNED VARIABLE UNIVERSAL LIFE INSURANCE
                         ILLUSTRATION SAMPLE CALCULATION


Initial Term Death Benefit = Initial Total Death Benefit - Initial Base Death Benefit

Policy Administrative Expense Charge = $5.00 per month

Monthly COI Deduction = (Net Amount at Risk) x Monthly COI Rate per Thousand / 1,000

Net Amount at Risk = (Death Benefit / Death Benefit Discount Factor - Contract Value)
Net Amount at Risk = (453,230/1.0032737 ) - 148,478.37 = 303,272.73

The contract value used to determine the net amount at risk is after applying any premium and after deducting the Policy Administrative Expense Charge.

Monthly COI Deduction = ($303,272.73) x (0.3945/1,000) = $119.64

Monthly Deduction =  $5.00 + $119.64 = $124.64

Contract Value after Monthly Deduction = Beginning Contract Value + Net Premium
- Monthly Deduction

= $123,211.37 + $25,272.00 - $124.64 = $148,358.73

HOW INVESTMENT EARNINGS ARE DETERMINED
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We determine the Net Investment Factor for any Valuation Period using the following equation:

(a / b) - c

where a is:

1. the net asset value per share of the Fund held in the Investment Option as of the Valuation Date plus

2. the per-share amount of any dividend or capital gain distribution on shares of the Fund held by the Investment Option if the ex-dividend date occurs in the Valuation Period just ended plus or minus

3. a per-share charge or credit, as we may determine on the Valuation Date for tax reserves and

b is:

1. the net asset value per share of the Fund held in the Investment Option as of the last prior Valuation Date plus or minus

2. the per-share or per-unit charge or credit for tax reserves as of the end of the last prior Valuation Date and

c is the applicable Investment Option deduction for the Valuation Period.

The Accumulation Unit Value may increase or decrease. The number of Accumulation Units credited to your Policy will not change as a result of the Investment Option's investment experience. The Separate Account will redeem Fund shares at their net asset value, to the extent necessary to make payments under the Policy.

In the illustrations, a hypothetical monthly net investment factor is determined that is equivalent to a 10.31% net annual effective rate of return.

Hypothetical Monthly Net Investment Factor = (1 + 0.1031) ^ (1/12) = 1.00821056

           TRAVELERS CORPORATE OWNED VARIABLE UNIVERSAL LIFE INSURANCE
                         ILLUSTRATION SAMPLE CALCULATION


This hypothetical monthly net investment factor is applied to the contract value after monthly deduction to determine the end of month contract value.

For Policy Year 5, Month 1:
End of Month Contract Value = $148,358.73 x 1.00821056 = $149,576.84

Monthly Investment Earnings = End of Month Contract Value - Contract Value after Monthly Deduction

           TRAVELERS CORPORATE OWNED VARIABLE UNIVERSAL LIFE INSURANCE
                         ILLUSTRATION SAMPLE CALCULATION


DETERMINATION OF END OF YEAR CONTRACT VALUE
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Each month, the monthly deduction amount is deducted from the contract value and the monthly investment earnings are added to the contract value. The end of month twelve contract value is the end of year contract value. Please see below:

                                                POLICY
                                     SALES      ADMIN.                                END OF MONTH
POLICY     POLICY       GROSS       EXPENSE     EXPENSE      COI       INVESTMENT       CONTRACT
 YEAR       MONTH      PREMIUM       CHARGE     CHARGE      CHARGE      EARNINGS         VALUE
------     ------     ---------     -------     -------     ------     ----------     ------------
   4         12                                                                        123,211.37
   5          1       26,000.00     728.00       5.00       119.64      1,218.11       149,576.84
   5          2                                  5.00       119.21      1,227.09       150,679.72
   5          3                                  5.00       118.77      1,236.15       151,792.09
   5          4                                  5.00       118.34      1,245.28       152,914.03
   5          5                                  5.00       117.89      1,254.50       154,045.64
   5          6                                  5.00       117.45      1,263.80       155,187.00
   5          7                                  5.00       117.00      1,273.17       156,338.17
   5          8                                  5.00       116.54      1,282.63       157,499.25
   5          9                                  5.00       116.08      1,292.16       158,670.33
   5         10                                  5.00       115.62      1,301.78       159,851.48
   5         11                                  5.00       115.16      1,311.48       161,042.81
   5         12                                  5.00       114.69      1,321.27       162,244.41

End of Year 5 Contract Value = $162,244.41

HOW CHARGES ARE DEDUCTED FROM THE INVESTMENT OPTIONS AND THE FIXED ACCOUNT
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We deduct certain charges from each Premium Payment you make before we allocate that Premium Payment (Net Premium Payment) among the Investment Options and the Fixed Account. The policy owner chooses the allocation of the net premium among the Investment Options and the Fixed Account.

The monthly deduction amount is deducted pro rata from each of the Investment Option's values attributable to the Policy and the Fixed Account.

We deduct a daily charge for mortality and expense risks from the assets in the Investment Options.

Fund charges are not direct charges under the Policy. When you allocate money to the Investment Options, the Separate Account purchases shares of the corresponding Funds at net asset value. The net asset value reflects investment advisory fees and other expenses already deducted from the Funds.

HOW THE CALCULATIONS VARY FOR OTHER CONTRACT YEARS
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Sales Expense Charge: The charges vary by policy year. See the prospectus for a table of these charges.

           TRAVELERS CORPORATE OWNED VARIABLE UNIVERSAL LIFE INSURANCE
                         ILLUSTRATION SAMPLE CALCULATION


COI Charge: The COI rates vary by issue age and policy year. The net amount at risk varies as the contract value varies.

Mortality and Expense Risk Charge: The Mortality and Expense Risk Charge is 45 bp for policy years 1-4, 25 bp for years 5 through 20 and 5 bp thereafter.

All of the charges above are current charges. They may be changed in the future but may not exceed the guarantees.